Exhibit 23(c)
[Davies Ward Phillips & Vineberg LLP Letterhead]

RE:	Registration Statement of Potash Corporation of Saskatchewan Inc. on Form S-3 (No. 333-167833)
We hereby consent to the use of our name under the captions “Canadian Federal Income Tax Considerations” and “Legal Matters” in the prospectus supplement relating to the Registrant’s Registration Statement on Form S-3 (No. 333-167833).
In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
DAVIES WARD PHILLIPS & VINEBERG LLP
/s/  Marie-Emmanuelle Vaillancourt

Marie-Emmanuelle Vaillancourt, a Partner
Montréal, Québec, Canada
November 22, 2010